Exhibit 3.1

DelawarePage 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “FRESHPET, INC.”, FILED IN THIS OFFICE ON THE NINETEENTH DAY OF SEPTEMBER, A.D. 2017, AT 4:21 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

3880284 8100	Authentication: 203254147
SR# 20176233474	Date: 09-19-17

You may verify this certificate online at corp.delaware.gov/authver.shtml

Exhibit 3.1

Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FRESHPET, INC.

(a Delaware Corporation)

Freshpet, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Freshpet, Inc. The date of filing of the Corporation’s original Certificate of Incorporation was November 12, 2004. The Corporation was originally incorporated under the name Professor Connor’s, Inc. The Corporation was renamed Freshpet, Inc. on January 29, 2014. The Third Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 13, 2014.

2.The Third Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Section 3 of Article Twelve in its entirety.

3.This Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation’s board of directors and stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation to be signed by Richard Kassar, its Chief Financial Officer, this 19th day of September, 2017.

FRESHPET, INC.

By: /s/ Richard Kassar
Name:  Richard Kassar
Title:Chief Financial Officer